EXHIBIT 10.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the "Agreement"), is dated as of November 29, 2021 (the "Effective Date") by and between INSPIRA FINANCIAL COMPANY, a corporation incorporated under the laws of the state of Washington ("Inspira"), PAN NOVUS HOSPITAL SALES GROUP, LLC, a Delaware limited liability company ("Pan Novus"), ALG Health Plus, LLC, a Delaware limited liability company (the "Company" and together with Inspira and Pan Novus, the "Inspira Parties") on the one hand, and ALG-HEALTH LLC, an Ohio limited liability company ("ALG"), and ADAM HARMON ("Harmon" and together with ALG the "ALG Parties") on the other hand.  The Inspira Parties and the ALG Parties are sometimes each respectively referred to herein as a "Party" and sometimes collectively referred to herein as the "Parties".

Capitalized terms not otherwise defined in this Agreement shall have the respective meanings specified in article II .

RECITALS

A. ALG is solely engaged in the ALG Business.

B. The Parties desire to form the Company and jointly engage in causing the Company to distribute certain of the Products to Customers.

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the mutual representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I - RECITALS; DEFINITIONS

1.1 Recitals.  The above Recitals are true and correct and are incorporated by reference into this Agreement.

1.2 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

"Acquired Assets" has the meaning set forth in Section 3.1(b).

"Affiliate" means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

"Agreement" means this Agreement (including all Exhibits and Schedules hereto) as amended, supplemented or modified and in effect from time to time.

"ALG Business" means the manufacturing, marketing, sale, and distribution of the Products to the Customers.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which federal banks are required or authorized by law to be closed.

"Company" means ALG Health Plus, LLC, a Delaware limited liability company.

"Customer" means any current and past Person who has purchased any of the Products from ALG including those Customers listed on the Current Customer List.

"Current Customer List" has the meaning set forth in Section 4.9.

"Enforceable" means, with respect to any contract or other agreement, that such contract or other agreement is the legal, valid, and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

"Environmental Laws" means any and all past, present and/or future Laws relating to health, safety or pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, spills or other Releases or threatened Releases of Hazardous Materials into or impacting the environment or natural resources (including, without limitation, ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or handling of Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendments or successor statutes to any of the foregoing, and the rules, regulation, permits orders and decrees implementing the same and all analogous state and local laws, rules, regulations, permits, orders and decrees and common law, including, without limitation, principles of nuisance, negligence, trespass and strict liability.

"Exchange Agreement" means that certain Contribution and Exchange Agreement among the Parent, ALG and Harmon attached hereto and incorporated by reference hereby as Exhibit B.

"Exclusive Supply Agreement" means that certain agreement between ALG and the Company regarding the supply of the Products, attached hereto and incorporated by reference hereby as Exhibit C.

"Family" means, with respect to an individual, (i) the individual, (ii) the individual's spouse, (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural Person who resides with such individual.

"Governmental Authority" means any foreign, federal, state, local or other governmental authority or regulatory body.

"Governmental Order" means any order, writ, subpoena, judgment, injunction, decree, stipulation, determination or award entered by or with any Regulatory Authority.

"Initial Operating Capital" has the meaning set forth in Section 3.1(a).

"Knowledge" when used in respect of any Person is determined as follows: (i) an individual is deemed to have "Knowledge" of a particular fact or other matter if that individual is actually aware of that fact or matter; and (ii) a Person other than an individual is deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving or who has at any time served as a director, manager, officer or partner of that Person or owns an equity interest in that Person has, or at any time had, Knowledge of that fact or other matter (as set forth above).

"Legal Requirements" means all statutes, laws, rules, codes, ordinances, regulations, orders, judgments, decrees, and Permits of any Regulatory Authority.

"Liability" means any Indebtedness or other liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or determinable.

"Lien" means any lien (including the lien of any mortgage or deed of trust, any mechanic's or materialmen's liens and any judgment liens), pledge, hypothecation, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, right-of-way, covenant, encroachment, burden, option, lien, right of first refusal or other similar restriction.

"LLC Agreement" has the meaning set forth in Section 2.2.

"Material Adverse Effect" means any change or effect on: (a) such party or its assets that is materially adverse to the condition (financial or otherwise), results of operations or prospects of such party or such party's business' (b) the ability of such party to materially perform its obligations under any of the Transaction Documents; or (c) the validity or enforceability of the Transaction Documents against any party hereto.

"Members" means the members of the Company as set forth in the LLC Agreement.

"Permits" means all licenses, consents, approvals, permits, registrations, certificates and determinations of need and other authorizations, if any, issued by any Regulatory Authority that are required or convenient to operate a party's Business.

"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

"Products" shall mean all items offered for sale and sold by ALG, including but not limited to those certain items listed on Schedule 1.1 to this Agreement, as well as items to be offered for sale and sold by the Company.

"Regulatory Authority" means all agencies, authorities, bodies, boards, commissions, institutions, instrumentalities, legislatures, and offices of any nature whatsoever for any governing unit or political subdivision, whether foreign, federal, state, county, district, municipal, city or otherwise and whether now or hereafter in existence.

"Related Person" means, with respect to (a) a particular individual: (1) each other member of such individual's Family; (2) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; (3) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (4) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity) and (b) a specified Person other than an individual: (1) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person; (2) any Person that holds a Material Interest in such specified Person; (3) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (4) any Person in which such specified Person holds a Material Interest; and (4) any Person which respect to which such specified Person serves as a general partner or trustee (or in a similar capacity).

"Restrictive Covenant Agreement" means that certain agreement between the Company and each of the persons listed on Schedule 7.2(a)(iii) in the form attached hereto and incorporated by reference herein as Exhibit D.

"Supply Contracts" has the meaning set forth in Section 4.8.

"Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Regulatory Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes for any Person, or imposed on such Person with respect to another Person by contract, as transferee or successor, under U.S. Treasury regulation Section 1.1502-6 or any similar provision of any Legal Requirement.

"Transaction Documents" means this Agreement and each other instrument, document, and agreement to be executed and delivered pursuant hereto.

1.3 Rules of Construction. Unless the context otherwise requires:

(a) References to Articles, Sections, Schedules and Exhibits shall refer to Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specified.

(b) The words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) References to a "party" means a party to this Agreement and include references to such party's successors and permitted assigns.

(d) References to a "third party" means a Person not party to this Agreement.

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(f) All references to any time during a day refer to prevailing Eastern Time.

(g) An accounting term not otherwise defined has the meaning assigned to it in accordance with, or shall otherwise be interpreted by reference to, GAAP.

(h) References in the singular or to "him," "her," "it," "itself," or other like references and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular or the masculine, feminine or neuter reference, as the case may be.

(i) The word "or" is not exclusive.

(j) With respect to any matter or thing, the terms "including" or "includes" means "including but not limited to" such matter or thing.

(k) Any definition of or reference to any Legal Requirement, agreement, instrument or other document herein shall be construed as referring to such Legal Requirement, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II - FORMATION OF THE COMPANY

2.1 Certificate of Formation. The Certificate of Formation of the Company was filed on October 28, 2021.

2.2 Limited Liability Company Agreement.  The Company shall be managed and operated in accordance with the terms of that certain Limited Liability Company Agreement of even date herewith attached hereto and incorporated by reference hereby as Exhibit A (the "LLC Agreement").

ARTICLE III - CONTRIBUTIONS OF THE PARTIES

3.1 Contributions of the Parties. Upon the terms and subject to the conditions set forth in this Agreement:

(a) On the Effective Date, in accordance with the LLC Agreement, Inspira shall contribute to the Company $10,000 for start-up costs, professional fees and initial operating expenses (the "Initial Operating Capital"); and

(b)  On the Effective Date, in accordance with the LLC Agreement, ALG and/or Harmon shall contribute to the Company, all of its right, title and interest, legal and equitable, in and to the assets identified below, free and clear of all Liens (collectively, the "Acquired Assets"):

(i) the sole and exclusive right, title and interest in and to any and all Customers including, but not limited to those Persons listed on the Current Customer List;

(ii) all of ALG's right, title and interest in and to all customer purchase orders, customer accounts, customer contracts, bids and other rights to provide the Products to Customers, including, without limitation, the Supply Contracts; and

(iii) business files and records, including digitized records, relating to the Acquired Assets and/or the ALG Business, including, without limitation, all sales order files, systems order files, purchase order files, customer records and copies of all legal, accounting and tax records relating to the Acquired Assets and/or the ALG Business.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE ALG PARTIES

The ALG Parties, jointly and severally, represent and warrant to the Inspira Parties:

4.1 Existence and Good Standing. ALG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, with the full limited liability company power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

4.2 Authority; Enforceability.

(a) Each of the ALG Parties has all requisite power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and all other Transaction Documents executed or to be executed pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, have been authorized by all necessary action.  This Agreement and all other Transaction Documents executed by the ALG Parties have been, at the time of their respective execution and delivery, duly executed and delivered by each of the ALG Parties, as the case may be.

(b) This Agreement constitutes and, upon execution and delivery by the ALG Parties, each of the Transaction Documents executed by it, will constitute, a valid and legally binding obligation of each of the ALG Parties respectively, enforceable against it in accordance with their respective terms.

4.3 Capitalization.  Harmon is the sole owner of the membership interests of ALG.

4.4 No Conflict or Violation. The execution and delivery by the ALG Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any order, judgment or decree of any Regulatory Authority or any Legal Requirement applicable to either of them; or (b) violate, conflict with or result in a breach of or constitute a default (or event that with the giving of notice or lapse of time or both, would become a default) under or give others any rights of termination, amendment, acceleration or cancellation of or result in the creation of any Lien on any of the assets or properties of any either of them pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or instrument to which either of them is a party or to which any of the Acquired Assets are subject or affected.

4.5 Consents and Approvals. Other than as set forth on Schedule 4.5, neither the execution nor delivery of this Agreement by any of the ALG Parties nor the consummation of the transactions contemplated hereby requires any consent, waiver, approval, license, authorization or Permit of or filing with or notification to, any Person.

4.6 Title to Assets.  ALG has good and marketable title to all tangible and intangible personal property included in the Acquired Assets, free and clear of all Liens.

4.7 Absence of Litigation. There are no claims, actions, proceedings or investigations pending, or threatened against the Acquired Assets, the ALG Business or any of the ALG Parties, and in the past five (5) years there have been no claims, actions, proceedings or investigations against any of the ALG Parties, the ALG Business, or the Acquired Assets, and neither the ALG Parties nor any of the Acquired Assets are subject to any order, writ, judgment, injunction, decree, determination or award.  The ALG Parties know of no basis for any action, proceeding or investigation by any Regulatory Authority relating to the Acquired Assets.

4.8 Supply Contracts.  Set forth on Schedule 4.8 is a true, correct, and complete listing of any sales, distribution or similar agreement providing for the sale by ALG of the Products (each, a "Supply Contract").  ALG has delivered to the Company true and complete copies of all Supply Contracts and is not (and, to their Knowledge, no other party is) in breach of, in violation of or default under, any of the Supply Contracts.

4.9 Customers. Schedule 4.9 (the "Current Customer List") contains the name of each Customer as of the date hereof and certain other information for each Customer.  As to the Customers set forth on Schedule 4.9 attached hereto, except as set forth on Schedule 4.9 attached hereto: (a) the ALG Parties are not engaged in any disputes with such Customers, except for minor returns, bill adjustments and similar disputes in the ordinary course of the ALG Business not exceeding $1,000 with respect to any single return, bill adjustment or similar dispute; and (b) there has not been any material adverse change, and, to the Knowledge of the ALG Parties, there are no facts which, in the ALG Parties' judgment, indicate that any material adverse change will occur, in the business relationship of ALG with any such Customer.  As to the Customers set forth on Schedule 4.9 attached hereto, except as set forth on Schedule 4.9 attached hereto, the ALG Parties have not received any notice nor do the ALG Parties have any Knowledge that any such Customer: (i) has a present intent to terminate, fail to renew or seek any material adverse modification of its existing business arrangements with ALG; (ii) has ceased, or will cease, to purchase the Products of the ALG Business; (iii) has substantially reduced, or will substantially reduce, its purchase of Products of the ALG Business; (iv) has sought, or is seeking, to reduce the price it will pay for Products of the ALG Business, including in each case after the consummation of the transactions contemplated hereby; or (v) has a present intent to return Products to ALG, the value of which would be material to the ALG Business.

4.10 Compliance with Laws; Permits; Licenses.

(a) The ALG Parties are not, and have not been at any time in the past five (5) years, in violation of any Legal Requirement or Governmental Order applicable to the ALG Business.

(b) The ALG Parties hold all Permits that are required to be obtained to conduct its business or the ALG Business as contemplated to be conducted, and such Permits are valid and in full force and effect, and the ALG Parties are currently and have been during the last five (5) years, operating in compliance therewith.  The ALG Parties have not received any notice of any violation of any Permits and to the Knowledge of the ALG Parties, there are no pending or threatened notices of violation or any event, occurrence or condition that exists or upon consummation of the transactions contemplated by this Agreement will exist that with the giving of notice or the lapse of time or both would give rise to a material default thereunder.

(c) There are no investigations, proceedings or sanctions pending or, to the Knowledge of the ALG Parties, threatened before any Regulatory Authority that seek to limit, restrict, suspend, revoke or terminate any Permits or to impose any other remedy with respect to such licensure, and to their Knowledge no grounds exist for such limitation, restriction, suspension, revocation or termination.

4.11 Environmental Matters. The ALG Business is, has at all times been conducted in compliance with all material respects with all applicable Environmental Laws, and the ALG Parties and the Acquired Assets are, and have at all times been, in compliance with all material respects with all applicable Environmental Laws.  To the Knowledge of the ALG Parties, ALG has: (i) timely filed all reports required to be filed under any Environmental Laws; (ii) obtained all Governmental Permits required under any Environmental Laws, and is and has at all times been in compliance with such Governmental Permits; and (iii) generated and maintained all required data, documentation, and records under any Environmental Laws.  Neither the ALG Parties nor any of their respective Affiliates nor to the Knowledge of any of the ALG Parties, any predecessor of either of them, has received any notice of an Environmental Claim, including, without limitation, any notice from any Governmental Authority or any other Person advising it of a violation of Environmental Laws with respect to the ALG Business or the Acquired Assets or that it is responsible for or potentially responsible for corrective action or investigation or response costs with respect to a Release, a threatened Release, or clean-up of Hazardous Materials with respect to the ALG Business or the Acquired Assets and neither the ALG Parties nor any Affiliate of the ALG Parties has any reason to believe that such notice may be forthcoming.

4.12 Financial Statements. No Material Adverse Change.

(a) Attached as Schedule 4.12(a) are unaudited financial statements of ALG as of and for the years ended December 31, 2020 and 2019, and for the nine-month period ended September 30, 2021 (the "Financial Statements").  The Financial Statements fairly present in all material respects the financial condition, results of operations, assets, liabilities, revenues and expenses of the ALG as of the dates and for the periods indicated.  The information used in the preparation of the Financial Statements was derived from Seller's general ledger and has been recorded in accordance with accounting principles generally accepted in the United States (U.S. GAAP), consistently applied.

(b) Since September 30, 2021, the ALG Business has been conducted in the ordinary course, and there has not been any events, changes, developments, circumstances or occurrences that have resulted in, or could reasonably be expected to result in a Material Adverse Effect.

4.13 Governmental Authorizations. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the ALG Parties or any of its respective Affiliates in connection with the execution, delivery and performance by them of this Agreement.

4.14 Books and Records. The books and records relating to ALG, and the Acquired Assets have been made available to the Inspira Parties and set forth in all respects all material transactions affecting the Acquired Assets, and such books and records are complete and correct and do not contain or reflect any material inaccuracies or discrepancies and have been properly kept and maintained in a manner consistent with sound business practices.

4.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the ALG Parties.

4.16 Full Disclosure. No representation or warranty of the ALG Parties in this Agreement contains any untrue statement of material fact or omits or will omit to state a material fact that is necessary to make the statements contained herein and therein not misleading.

4.17 Solvency. Both immediately before and immediately after giving effect to the transactions contemplated by this Agreement: (i) the fair value of ALG's assets exceed its liabilities (including contingent liabilities); (ii) the present fair saleable value of ALG's assets are greater than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and mature; (iii) ALG is able to pay its liabilities (including contingent liabilities) as they mature; (iv) ALG is "solvent" (within the meaning of applicable laws relating to fraudulent transfers) and would not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement.  ALG does not intend to incur, and ALG does not believe that it has incurred nor will incur as a result of the transactions contemplated by this Agreement, debts beyond ALG's ability to pay such debts as such debts mature.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE INSPIRA PARTIES

The Inspira Parties represent and warrant to the ALG Parties:

5.1 Organization. Inspira is a corporation, duly organized, validly existing and in good standing under the laws of the state of Washington, respectively, and have the requisite corporate power and authority to own or lease the properties and assets now owned or leased by it.  Inspira ALG Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority. Each of the Inspira Parties has the requisite power to enter into this Agreement and to consummate the Transactions contemplated hereby.  The execution and delivery of this Agreement and all other Transaction Documents executed or to be executed by each of the Inspira Parties and the consummation by the Inspira Parties of the transactions contemplated hereby and thereby have been duly authorized.  This Agreement and all other Transaction Documents executed or to be executed by the Inspira Parties have been duly executed and delivered by each of the Inspira Parties. This Agreement and each of the Transaction Documents executed or to be executed by the Inspira Parties constitute a valid and binding obligation of the Inspira Parties enforceable against the Inspira Parties in accordance with its terms.

5.3 No Conflict. The execution and delivery by the Inspira Parties of this Agreement and the consummation of the Transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of their formation documents; (ii) conflict with or violate any order, judgment or decree of any Regulatory Authority or any Legal Requirement applicable to the Inspira Parties; or (iii) violate, conflict with or result in a breach of or constitute a default (or an event that with the giving of notice or lapse of time or both would become a default) under or give others any rights of termination, amendment, acceleration or cancellation of or result in the creation of any Lien on any of the assets or properties of the Inspira Parties pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or instrument to which Inspira is a party.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Inspira Parties.

ARTICLE VI - COVENANTS

6.1 Appointment of CEO.  Harmon shall be appointed as the Chief Executive Officer of the Company, and Harmon hereby accepts such appointment, as of the Effective Date.

6.2 Confidentiality. Unless expressly consented to in writing by the other Party, no Party shall nor shall any such Party permit any of its Affiliates, agents, representatives and employees to, directly or indirectly, disclose to any other Person any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to the other party, the Company or the Acquired Assets, except for such disclosures as may be required to comply with any Legal Requirement or Governmental Order.  No Party hereto nor its Affiliates shall disclose to any third party the financial terms of this Agreement, except for disclosures to their respective advisors, representatives or lenders, each of whom shall agree to keep such information confidential, or disclosures as may be required to comply with any Legal Requirement or Governmental Order.

ARTICLE VII - CLOSING MATTERS

7.1 Closing. The closing of the transactions contemplated by this Agreement and the other Transaction Documents (the "Closing") shall take place at the offices of the Company and shall be effective on the date hereof or such other date as the Parties agree (the "Closing Date"). All transactions which are to take place at the Closing shall be considered to have taken place simultaneously. Title to, ownership of, control over and risk of loss of the Acquired Assets shall pass to the Company effective as of 12:01 a.m. on the Closing Date.

7.2 Closing Deliveries. At the Closing, the Parties shall make the following deliveries:

(a) The ALG Parties shall deliver or cause to be delivered to the Inspira Parties the following:

(i) The LLC Agreement executed by ALG and Harmon;

(ii) The Exchange Agreement executed by ALG and Harmon;

(iii) The Exclusive Supply Agreement executed by ALG;

(iv) The Restrictive Covenant Agreements executed by Harmon and each of the persons listed on Schedule 7.2(a)(iii);

(v) A Bill of Sale and Assignment executed by ALG;

(vi) A secretary's certificate attesting to the incumbency of the members and managers of ALG and certifying copies of ALG's organizational documents and resolutions of the members and managers of ALG authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(vii) such other documents as may be reasonably requested by the Company.

(b) The Inspira Parties shall deliver or cause to be delivered to ALG and Harmon the following:

(i) The LLC Agreement executed by Inspira;

(ii) The Exchange Agreement executed by Parent;

(iii) The Exclusive Supply Agreement executed by the Company;

(iv) The Restrictive Covenant Agreements, executed by the Company;

(v) The Initial Operating Capital in immediately available funds; and

(vi) such other documents as may be reasonably requested by the ALG Parties.

ARTICLE VIII - INDEMNIFICATION

8.1 Survival. All representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of two (2) years.  Notwithstanding the first sentence of this Section 8.1 , any expiration of the survival period pursuant to such sentence shall not terminate or limit in any manner whatsoever any Damages any party has or may have for (i) fraud or (ii) knowing and intentional misrepresentations and knowing and intentional breaches of any provision of this Agreement.  Notwithstanding the above provisions of this paragraph, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 8.2 and shall survive the time at which it would otherwise terminate pursuant to the above provisions if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and then only with respect to the claim specified in such notice.

8.2 Indemnification.

(a) Subject to the provisions of this article VIII , the ALG Parties, jointly and severally, hereby indemnify the Inspira Parties (including their officers, managers, directors, employees, Related Persons agents and their respective successors and assigns) (collectively, the "Inspira Indemnified Persons") from and agree to hold the Inspira Indemnified Persons harmless against any and all losses, Liabilities, claims, damages and out-of-pocket expenses (including reasonable legal expenses and costs) ("Damages") that the Inspira Indemnified Persons or any one or more of them may suffer or incur insofar as such Damages arise out of or are based upon: (i) any Liabilities of the ALG Parties; (ii) the inaccuracy of any representation or warranty (or a third-party claim that, if valid, would constitute an inaccuracy of any representation or warranty) of the ALG Parties; or (iii) a breach of any covenant or agreement made or to be performed by the ALG Parties, provided that the Inspira Indemnified Persons shall give the ALG Parties written notice in respect of such claim for Damages ("Claim") and if any such Claim shall have been made in writing by the Inspira Indemnified Persons prior to the termination of the applicable indemnification obligation, such termination shall not affect the indemnification obligation in respect of the particular matter as to which such Claim was made.  It is expressly understood and agreed that the limitations on indemnification set forth in this article VIII  shall not apply to any claim arising out of or based on fraud, knowing and intentional misrepresentations or knowing and intentional breaches.

(b) Subject to the provisions of this article VIII , effective as of the Closing, the Inspira Parties hereby indemnify the ALG Parties (including their respective officers, directors, employees, Related Persons agents and their respective successors and assigns ) (collectively, the "ALG Indemnified Persons") from and agrees to hold the ALG Indemnified Persons harmless against any and all Damages that the Inspira Indemnified Persons or any one or more of them may suffer or incur insofar as such Damages arise out of or are based upon the inaccuracy of any representation or warranty (or a third party claim that, if valid, would constitute an inaccuracy of any representation or warranty) or a breach of any covenant or agreement made or to be performed by the Inspira Parties, provided that ALG Indemnified Persons shall give the Inspira Parties written notice in respect of such Claim and, if any such Claim shall have been made in writing by the ALG Indemnified Persons prior to the termination of the applicable indemnification obligation, such termination shall not affect the indemnification obligation in respect of the particular matter as to which such Claim was made.  It is expressly understood and agreed that the limitations on indemnification set forth in this article VIII  shall not apply to any claim arising out of or based on fraud, knowing and intentional misrepresentations or knowing and intentional breaches.

8.3 Procedure for Indemnification. The respective indemnification obligations of the ALG Parties on the one hand and the Inspira Parties on the other pursuant to Section 8.2 shall be conditioned upon compliance by the ALG Parties on the one hand and Inspira and the Company on the other with the following procedures for Claims:

(a) The party seeking indemnification under Section 8.2 (the "Aggrieved Party") agrees to give notice in writing to the party(ies) from whom indemnity is sought (the "Indemnifying Party") of the assertion of any Claim or the commencement of any suit, action or proceeding in respect thereof for which indemnity may be sought under Section 8.2.  The Indemnifying Party may participate in and control the defense of any third-party suit, action or proceeding at its own expense, provided that the Indemnifying Party agrees in writing to be responsible for the full amount of the Aggrieved Party's Damages attributable to such suit, action or proceeding.  Except as otherwise provided in Section 8.3(b), the Aggrieved Party shall not settle any Claim in respect of which indemnity may be sought hereunder without the consent of the Indemnifying Party.

(b) If the Indemnifying Party assumes the defense of any such Claim or action or proceeding in respect thereof: (i) it shall take all steps necessary in the defense or settlement thereof and shall hold the Aggrieved Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment rendered in connection with such Claim, action or proceeding; and (ii) the Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense.  The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or enter into any settlement, except, in either event, with the prior consent of the Aggrieved Party unless the judgment or settlement: (w) does not provide for any remedy against the Aggrieved Party other than the payment of money; (x) the Indemnifying Party promptly pays all amounts required thereunder; (y) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all Liability in respect of such claim or litigation; and (z) such judgment or settlement could not be the basis of any claim or action by any third party (whether governmental or otherwise).  If the Indemnifying Party assumes the defense of any such Claim or action or proceeding in respect thereof, the Aggrieved Party will have the right to participate in such litigation and to retain its own counsel at such Aggrieved Party's own expense.

(c) If the Indemnifying Party does not assume the defense of any such Claim, action or proceeding, the Indemnifying Party agrees to: (i) cooperate and make available to the Aggrieved Party (A) all such books and records that are in the possession or control of the Indemnifying Party and (B) such officers, employees and agents of the Indemnifying Party that are reasonably necessary and useful in connection with the defense; and (ii) promptly grant consent to any reasonable settlement.

ARTICLE IX - MISCELLANEOUS

9.1 No Third-Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective heirs, permitted successors, permitted assigns or legal representatives any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained, except to the extent expressly provided in this Agreement.

9.2 Amendment; Waiver.

(a) This Agreement may not be amended, modified, supplemented or restated, nor may any provision of this Agreement be waived, other than through a written instrument adopted, executed and agreed to by the parties hereto.

(b) A waiver or consent, express or implied, to or of any breach or default by any party hereto in the performance by such party of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  Failure on the part of any party hereto to complain of any act of any other party hereto or to declare any other party hereto in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by such party of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party hereto shall execute and deliver all such future instruments and take such further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.  Without limiting the foregoing, if any of the Acquired Assets is not assignable, or if the Company is not vested with good title to any of the Acquired Assets, for any reason, the parties hereto shall cooperate with each other in any reasonable and lawful arrangements designed to provide the Company with the benefits and burdens of such Asset (or any right, benefit, obligation or duty arising thereunder, including the enforcement for the benefit of the Company of any and all rights of Sustainable Fuels Incorporated against a third party thereunder), notwithstanding the provisions of this agreement as otherwise delineated.

9.4 Notices.  All notices and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 9.4; (b) by United States certified or registered first class mail when delivered at the address specified in this Section 9.4, on the date appearing on the return receipt therefor; or (c) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 9.4.  Addresses and electronic mail addresses (unless and until written notice is given of any other address or electronic mail address) for purposes of this Section 9.4 are set forth below:

(i) if to the ALG Parties, to the following address:

ALG-Health LLC

520 West Mulberry St.

Bryan, OH 43506

Attn: Adam Harmon

Tel: 843-694-6469

Email: adam@alg-health.com

(ii) if to the Inspira Parties, to the following address:

Inspira Financial Company

3330 Caminito Daniella

Del Mar, CA 92014

Attn: President

Tel: 800-760-6826

Email: les@salonaglobal.com

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after the date of deposit with the delivery service.

(b) Whenever any notice is required to be given by any Legal Requirement or this Agreement, a written waiver thereof, signed by the party entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.5 Specific Performance. Each party acknowledges that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that any material breach of this Agreement by such party could not be adequately compensated in all cases by monetary damages alone.  Therefore, to assure the other parties that they will obtain the bargained-for benefits of this Agreement, such party, in addition to any other right or remedy to which it may be entitled, shall also be entitled to obtain injunctive relief, including a decree of specific performance, and to obtain temporary, preliminary and permanent injunctive relief to enforce the provisions of this Agreement, without posting any bond or other undertaking and without the necessity of proving actual damages, except to the extent required by any court of competent jurisdiction.

9.6 Entire Agreement; Superseder. This Agreement, the other Transaction Documents and any other writings referred to herein or delivered pursuant hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior contracts, agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof.

9.7 Governing Law; Venue.

(a) This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles of such state.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 9.4.

9.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Legal Requirements effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.9 Waiver of Punitive and Exemplary Damage Claims. EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY'S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY ARBITRATION PROCEEDING.

9.10 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein, shall be paid by the party incurring such expense.

9.11 Headings. The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

9.12 Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. The Parties may execute this Agreement, as well as any of the Transaction Documents and exchange on the Closing Date, counterparts of such documents by means of electronic mail and the Parties agree that the receipt of such executed counterparts shall be binding.

9.13 Attorneys' Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

9.14 No Assignment.  Neither of the Parties may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other Party.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

INSPIRA FINANCIAL COMPANY

By:	/s/ Les Cross
Name: Les Cross
Title: President

PAN NOVUS HOSPITAL SALES GROUP, LLC

By:	/s/ Les Cross
Name: Les Cross
Title: Authorized Signatory

ALG-HEALTH LLC

By:	/s/ Adam Harmon
Name: Adam Harmon
Title: Manager

/s/ Adam Harmon
Adam Harmon, Individually

COMPANY: ALG HEALTH PLUS, LLC

By:	/s/ Les Cross
Name: Les Cross
Title: Authorized Signatory